Exhibit 10.25

Description of Retainer and Meeting Fees Paid to Directors

We pay an annual retainer following the annual stockholders’ meeting each year of $15,000 to each nonemployee member of our Board of Directors, and the Chair of the Audit Committee receives an additional $5,000 annual retainer. Each nonemployee director is also paid $750 for each Board of Directors and committee meeting attended, and reimbursed for travel expenses incurred to attend the meetings in person.